Exhibit 99.1

Contacts:	Steven O. Cordier
Senior Vice President and CFO
Penford Corporation
303-649-1900
steve.cordier@penx.com
Penford Corporation Reports Record First Quarter Fiscal 2007 Sales
Gross Margin Rises 27% on Sales Gain and Lower Manufacturing Costs
CENTENNIAL, Co., January 8, 2007 — Penford Corporation (Nasdaq: PENX), a global leader in ingredient systems for food and industrial applications, today reported that consolidated sales for the first quarter of fiscal 2007 rose 10% to a record $85.5 million from $77.9 million a year ago. Consolidated gross margin rose to $13.2 million from $10.4 million a year ago. First quarter operating income increased to $4.5 million from $1.2 million in fiscal 2006. Net income for the quarter ended November 30, 2006 was $2.6 million, or $0.28 per diluted share, compared to net income of $0.2 million, or $0.02 per diluted share, for the same quarter last year.
Higher volume and unit selling prices contributed equally to the revenue increase. The gross margin increase was driven by sales gains and lower manufacturing costs. Gross margin as a percent of sales expanded to 15.4% from 13.3% a year ago as unit costs for energy, labor and maintenance declined. Consolidated operating expenses decreased to $7.1 million from $7.7 million last year, reflecting a reduction of $0.6 million in employee costs from the prior year.
First quarter non-operating income was $0.5 million compared with $0.4 million a year ago. Quarterly interest expense of $1.3 million was comparable to last year. The Company will capitalize interest expense associated with the ethanol construction project. Approximately $2 million of the $75 million total debt outstanding at November 30, 2006 was assigned to the ethanol project.

Segment Results
First quarter fiscal 2007 sales at the Industrial Ingredients business rose 14% to $44.0 million. Volume expanded 4%, increases in average unit selling prices contributed 3%, and the “pass through” impact from higher corn prices added another 7% to total sales. Quarterly gross margins as a percent of sales increased to 13.6% from 9.3% a year ago on revenue gains, higher plant utilization rates, and reduced production costs. Lower energy costs contributed $1.8 million to the ratio improvement, with natural gas usage per unit of production dropping by 18% as a result of energy improvement projects implemented in the second quarter of fiscal 2006. Natural gas unit costs decreased by 29% from a year ago due to lower market prices and the implementation of land fill gas as an energy source. Operating expenses were $0.2 million below the first quarter of 2006. Operating income grew to $3.2 million from $0.6 million last year.
The project to invest $42 million at the Cedar Rapids facility to manufacture up to 40 million gallons of ethanol annually is progressing as planned. On October 5, 2006 the Company expanded its credit facility to $145 million to finance construction. Required permits have been issued and ground-breaking occurred on November 28, 2006. Site preparation is underway. Production is expected to begin by the end of calendar 2007.
First quarter sales in the Australia/New Zealand business expanded 7.7% over last year to $26.5 million. Volume increased 9%. Gross margin as a percent of sales declined to 9.1% from 10.5% a year ago due to pricing pressure on exported products and a higher proportion of basic starch products in the sales mix. Unit manufacturing costs were comparable to the prior year. Operating expenses as a percent of sales decreased to 4.6% from 6.3% last year. Quarterly income from operations rose to $0.8 million from $0.7 million a year ago.
North American Food Ingredients first quarter fiscal 2007 revenues grew 1% over last year to $15.2 million. Volumes and average unit selling prices were comparable to last year. Sales of applications in the protein segment, which includes chicken products, processed meat, and cheese, increased at double-digit rates. Gross margin increased $0.5 million to $4.8 million in the first quarter 2007, reflecting changes in product mix, improved plant productivity and lower unit energy costs. Operating income for the first quarter rose to $2.9 million from $2.4 million last year.

“Fiscal 2007 is off to a strong start. Demand for our higher value applications is growing, and process improvements and investments in operations are showing results,” said Tom Malkoski, Penford Corporation President and Chief Executive Officer. “Our Industrial business has stepped up its performance, and the ethanol expansion project is advancing as planned. We continue to develop and commercialize specialized food products in Australia and North America that should expand sales opportunities and improve returns.”
Conference Call
Penford will host a conference call to discuss first quarter financial and operational results today, January 8, 2007 at 9:00 a.m. Mountain time (11:00 a.m. Eastern time). Access information for the call and web-cast can be found at www.penx.com. A replay will be available at www.penx.com.
About Penford Corporation
Penford Corporation develops, manufactures and markets specialty natural-based ingredient systems for various applications, including papermaking, textiles and food products. Penford has nine locations in the United States, Australia and New Zealand.
     The statements contained in this release that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as “believes,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects,” or comparable terminology or by discussions of strategies or trends. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results. Actual future results could differ materially from those described in such forward-looking statements, and the Company does not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release and those described from time to time in other filings with the Securities and Exchange Commission which include, but are not limited to, competition; the possibility of interruption of business activities due to equipment problems, accidents, strikes, weather or other factors; product development risk; changes in corn and other raw material prices and availability; unanticipated ethanol facility construction or procurement delays that could result in delay in the timing of the commencement of ethanol production; unexpected cost overruns; technical difficulties, nonperformance by contractors or mandated changes in project requirements or specifications; changes in general economic conditions or developments with respect to specific industries or customers affecting demand for the Company’s products, including unfavorable shifts in product mix; unanticipated costs, expenses or third party claims; interest rate, chemical and energy cost volatility; foreign currency exchange rate fluctuations; changes in assumptions used for determining employee benefit expense and obligations; or other unforeseen developments in the industries in which Penford operates.
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CHARTS TO FOLLOW

Penford Corporation
Financial Highlights	Three months ended
	November 30,
(In thousands except per share data)	2006	2005
	(unaudited)
Consolidated Results

Sales	$85,500	$77,903

Net income	$2,573	$196

Earnings per share, diluted	$0.28	$0.02

Results by Segment

Industrial Ingredients:

Sales	$43,972	$38,480
Gross margin	13.6%	9.3%
Operating income	3,182	574

Food Ingredients — North America:

Sales	$15,240	$15,090
Gross margin	31.4%	28.1%
Operating income	2,853	2,401

Australia/New Zealand:

Sales	$26,524	$24,635
Gross margin	9.1%	10.5%
Operating income	808	697

	November 30,	August 31,
	2006	2006
	(unaudited)
Current assets	$95,258	$89,916
Property, plant and equipment, net	129,387	124,829
Other assets	37,313	35,923

Total assets	261,958	250,668

Current liabilities	58,864	57,843
Long-term debt	61,005	53,171
Other liabilities	31,087	32,202
Shareholders’ equity	111,002	107,452

Total liabilities and equity	$261,958	$250,668

Penford Corporation
Consolidated Statements of Income (unaudited)	Three months ended
	November 30,
(In thousands except share and per share data)	2006	2005

Sales	$85,500	$77,903

Cost of sales	72,306	67,503

Gross margin	13,194	10,400

Operating expenses	7,100	7,738
Research and development expenses	1,571	1,437

Income from operations	4,523	1,225

Non-operating income, net	521	362
Interest expense	1,304	1,333

Income before income taxes	3,740	254

Income tax expense	1,167	58

Net income	$2,573	$196

Weighted average common shares and equivalents outstanding, diluted	9,071,719	8,923,457

Earnings per share, diluted	$0.28	$0.02

Dividends declared per common share	$0.06	$0.06